UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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OCEANEERING INTERNATIONAL, INC.

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OCEANEERING INTERNATIONAL, INC.
11911 FM 529, Houston, Texas 77041-3011
March 23, 2007
Dear Shareholder:
     You are cordially invited to attend the 2007 Annual Meeting of Shareholders of Oceaneering International, Inc. The meeting will be held on Friday, May 4, 2007, at 8:30 a.m., local time, in the Atrium of our corporate offices at 11911 FM 529, Houston, Texas 77041-3011.
     On the following pages, you will find the Notice of Annual Meeting of Shareholders and Proxy Statement giving information concerning the matters to be acted on at the meeting. Our Annual Report to Shareholders describing Oceaneering’s operations during the year ended December 31, 2006 is enclosed.
     We hope you will be able to attend the meeting in person. Whether or not you plan to attend, please take the time to vote. In addition to using the enclosed paper proxy card to vote, which you may sign, date and return in the enclosed postage-paid envelope, you may vote your shares via the Internet or by telephone by following the instructions included in this package.
     Thank you for your interest in Oceaneering.

John R. Huff	T. Jay Collins
Chairman of the Board	President and Chief Executive Officer

OCEANEERING INTERNATIONAL, INC.
11911 FM 529, Houston, Texas 77041-3011

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 4, 2007

To the Shareholders of Oceaneering International, Inc.:
     The Annual Meeting of Shareholders of Oceaneering International, Inc., a Delaware corporation (“Oceaneering”), will be held on Friday, May 4, 2007, at 8:30 a.m., local time, in the Atrium of our corporate offices at 11911 FM 529, Houston, Texas 77041-3011, to consider and take action on the following:
•	election of two Class III directors as members of the Board of Directors of Oceaneering to serve until the 2010 Annual Meeting of Shareholders or until a successor has been duly elected and qualified (Proposal 1);

•	ratification of the appointment of Ernst & Young LLP as independent auditors of Oceaneering for the year ending December 31, 2007 (Proposal 2); and

•	transaction of such other business as may properly come before the Annual Meeting of Shareholders or any adjournment or postponement thereof.
     The Board of Directors recommends a vote in favor of Proposal 1 and Proposal 2.
     The close of business on March 12, 2007 is the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting or any adjournment thereof.
     Our Board welcomes your personal attendance at the meeting. Whether or not you expect to attend the meeting, please submit a proxy as soon as possible so that your shares can be voted at the meeting. You may submit your proxy by filling in, dating and signing the enclosed proxy card and returning it in the enclosed postage-paid envelope. Please refer to page 1 of the Proxy Statement and the proxy card for instructions for proxy voting by telephone or over the Internet.

By Order of the Board of Directors,

George R. Haubenreich, Jr.
Senior Vice President, General Counsel and Secretary
March 23, 2007

YOUR VOTE IS IMPORTANT
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND MAIL YOUR PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, OR VOTE BY TELEPHONE OR OVER THE INTERNET IN ACCORDANCE WITH INSTRUCTIONS IN THIS PROXY STATEMENT AND ON YOUR PROXY CARD.

OCEANEERING INTERNATIONAL, INC.

PROXY STATEMENT

PROXIES AND VOTING AT THE MEETING
     Only shareholders of record at the close of business on March 12, 2007 will be entitled to notice of, and to vote at, the meeting. As of that date, 54,483,838 shares of our Common Stock, $.25 par value per share (“Common Stock”), were outstanding. Each of those outstanding shares is entitled to one vote at the meeting. We are initially sending this Proxy Statement and the accompanying proxy to our shareholders on or about March 23, 2007. The requirement for a quorum at the meeting is the presence in person or by proxy of holders of a majority of the outstanding shares of Common Stock. There is no provision for cumulative voting.
Solicitation of Proxies
     The accompanying proxy is solicited on behalf of our Board of Directors for use at our annual meeting of shareholders to be held at the time and place set forth in the accompanying notice. We will pay all costs of soliciting proxies. We will solicit proxies primarily by mail. In addition to solicitation by mail, our officers, directors and employees may solicit proxies in person or by telephone, facsimile and electronic transmissions, for which such persons will receive no additional compensation. We have retained Georgeson Shareholder Communications, Inc. to solicit proxies at a fee estimated at $7,500, plus out-of-pocket expenses. We will reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy material to beneficial owners of our Common Stock.
     The persons named as proxies were designated by our Board and are officers of Oceaneering. All properly executed proxies will be voted (except to the extent that authority to vote has been withheld), and where a choice has been specified by the shareholder as provided in the proxy, the proxy will be voted in accordance with the specification so made. Proxies submitted without specified choices will be voted FOR Proposal 1 to elect the director nominees proposed by our Board, and FOR Proposal 2 to ratify the appointment of Ernst & Young LLP as independent auditors of Oceaneering for the year ending December 31, 2007.
Methods of Voting
     Voting by Mail — You may sign, date and return your proxy card in the pre-addressed, postage-paid envelope provided. If you return your proxy card without indicating how you want to vote, the designated proxies will vote as recommended by our Board.
     Voting by Telephone or the Internet — If you have stock certificates issued in your own name, you may vote by proxy by using the toll-free number or at the Internet address listed on the proxy card.
     The telephone and Internet voting procedures are designed to verify your vote through the use of a voter control number that is provided on each proxy card. The procedures also allow you to vote your shares and to confirm that your instructions have been properly recorded. Please see your proxy card for specific instructions.
     If you hold shares through a brokerage firm, bank or other custodian, you may vote by telephone or the Internet only if the custodian offers that option.

Revocability of Proxies
     If you have certificates issued in your own name, and you vote by proxy, mail, the Internet or telephone, you may later revoke your proxy instructions by:
•	sending a written statement to that effect to our Corporate Secretary at P. O. Box 40494, Houston, Texas 72240-0494, the mailing address for the executive offices of Oceaneering;

•	submitting a proxy card with a later date signed as your name appears on the stock certificate;

•	voting at a later time by telephone or the Internet; or

•	voting in person at the Annual Meeting.
     If you have shares held through a brokerage firm, bank or other custodian, and you vote by proxy, you may later revoke your proxy instructions only by informing the custodian in accordance with any procedures it sets forth.
PROPOSAL 1
Election of Directors
     Our Certificate of Incorporation divides our Board into three classes, each consisting as nearly as possible of one-third of the members of the whole Board. There are currently two members of each class. The members of each class serve for three years following their election, with one class being elected each year.
     Two Class III directors are to be elected at the 2007 Annual Meeting. In accordance with our bylaws, directors are elected by a plurality of the votes cast. Accordingly, abstentions and broker “non-votes” marked on proxy cards will not be counted in the election. The Class III directors will serve until the 2010 Annual Meeting of Shareholders or until a successor has been duly elected and qualified. The directors of Classes I and II will continue to serve their terms of office, which will expire at the Annual Meetings of Shareholders to be held in 2008 and 2009, respectively.
     The persons named in the accompanying proxy intend to vote all proxies received in favor of the election of the nominees named below, except in any case where authority to vote for the directors is withheld. Although we have no reason to believe that the nominees will be unable to serve as directors, if either nominee withdraws or otherwise becomes unavailable to serve, the persons named as proxies will vote for any substitute nominee our Board designates.
     Set forth below is information (ages are as of May 4, 2007) with respect to the nominees for election as directors of Oceaneering.
Nominees — 2007 — Class III Directors
David S. Hooker
Mr. Hooker, 64, has been Chairman of Avoco Secure Ltd., a software development and distribution company which principally focuses on applications providing document content security and authentication, since November 2006, and Chairman of Ocean Hover Limited, an oilfield hovercraft marketing organization, since January 2004. Previously, he served as Chairman of Goshawk Insurance Holdings PLC, an insurance company, from January 1996 to October 2003. He is also a director of Aminex plc, an oil and gas exploration and production company. He is Chairman of the Audit Committee of Oceaneering’s Board and a member of the Nominating and Corporate Governance Committee of Oceaneering’s Board. Mr. Hooker has been a director of Oceaneering since 1973.

Harris J. Pappas
Mr. Pappas, 62, has been President of Pappas Restaurants, Inc., a privately owned and operated multi-state restaurant group, since 1983 and Chief Operating Officer and director of Luby’s, Inc., a publicly owned restaurant company, since March 2001. He also serves on the Advisory Boards of Frost National Bank in Houston and the Boys & Girls Clubs of Greater Houston. He is Chairman of the Compensation Committee of Oceaneering’s Board and a member of the Audit Committee of Oceaneering’s Board. Mr. Pappas has been a director of Oceaneering since 1996.
Continuing Directors
Information below (ages are as of May 4, 2007) is for those directors whose terms will expire in 2008 and 2009.
2008 — Class I Directors
T. Jay Collins
Mr. Collins, 60, has been Chief Executive Officer of Oceaneering since May 2006 and President of Oceaneering since 1998. He previously served as Chief Operating Officer of Oceaneering from 1998 until 2006. He also served as Executive Vice President – Oilfield Marine Services of Oceaneering from 1995 to 1998 and as Senior Vice President and Chief Financial Officer of Oceaneering from 1993 until 1995. Mr. Collins has been a director of Oceaneering since 2002.
D. Michael Hughes
Mr. Hughes, 68, has been owner of The Broken Arrow Ranch and affiliated businesses, which harvest, process and market wild game meats, since 1983. He has been associated with Oceaneering since its incorporation, serving as Chairman of the Board from 1984 to 1990. He is Chairman of the Nominating and Corporate Governance Committee of Oceaneering’s Board and a member of the Audit Committee of Oceaneering’s Board. Mr. Hughes has been a director of Oceaneering since 1970.
2009 — Class II Directors
Jerold J. DesRoche
Mr. DesRoche, 70, has been a partner and a director of National Power Company, a privately owned company that owns and operates power generation facilities using waste fuels and renewable energy, since 1991. He served as President and Chief Executive Officer of ABB Combustion Engineering Canada, Inc. from 1988 to 1991. He is a member of the Compensation Committee and the Nominating and Corporate Governance Committee of Oceaneering’s Board. Mr. DesRoche has been a director of Oceaneering since 2003.
John R. Huff
Mr. Huff, 61, has been Chairman of Oceaneering’s Board of Directors since August 1990. He served as Chief Executive Officer of Oceaneering from 1986 to May 2006. Mr. Huff also serves as a director of BJ Services Company, Rowan Companies, Inc. and Suncor Energy, Inc. Mr. Huff has been a director of Oceaneering since 1986.

Security Ownership of Management and Certain Beneficial Owners
     The following table sets forth the number of shares of Common Stock beneficially owned as of March 12, 2007 by each director and nominee for director, each of the executive officers named in the Summary Compensation Table in this Proxy Statement and all directors and executive officers as a group. Except as otherwise indicated, each individual named has sole voting and dispositive power with respect to the shares shown.

		Shares Underlying
	Number of	Restricted Stock
Name	Shares (1)	Units (2)	Total
T. Jay Collins	75,000	164,000	239,000
Jerold J. DesRoche	56,000	—	56,000
Philip D. Gardner	33,800	36,400	70,200
George R. Haubenreich, Jr.	36,420	71,600	108,020
David S. Hooker	96,000	—	96,000
John R. Huff	229,000	200,000	429,000
D. Michael Hughes	143,696	—	143,696
M. Kevin McEvoy	46,045	78,000	124,045
Marvin J. Migura	36,000	72,000	108,000
Harris J. Pappas	104,390	—	104,390
All directors and executive officers as a group (11 persons)	856,381	626,000	1,482,381

(1)	Includes the following shares subject to stock options exercisable within 60 days of March 12, 2007: Mr. DesRoche – 40,000; Mr. Gardner – 27,500; Mr. Hooker – 80,000; Mr. Huff – 25,000; Mr. Hughes – 64,000; Mr. Pappas – 80,000; and all directors and officers as a group – 316,500. Also includes the following shares granted pursuant to restricted stock award agreements, as to which the recipient has sole voting power and no dispositive power: Mr. DesRoche – 8,000; Mr. Hooker – 8,000; Mr. Hughes – 8,000; Mr. Pappas – 8,000 and all directors and executive officers as a group – 32,000. Also includes the following share equivalents, which are fully vested but are held in trust pursuant to the Oceaneering Retirement Investment Plan (the “401(k) Plan”), for which the individual has no voting rights until the shares are withdrawn from the 401(k) Plan: Mr. Hughes – 36,484; Mr. McEvoy – 10,045; and all directors and executive officers as a group – 46,559. At withdrawal, the share equivalents are settled in shares of Common Stock. Each executive officer and director owns less than 1% of the outstanding Common Stock; all directors and executive officers as a group own 1.6% of the outstanding Common Stock.

(2)	Includes shares of Common Stock that are represented by restricted stock units of Oceaneering that are credited to the accounts of certain individuals and are subject to vesting. The individuals have no voting or investment power over these restricted stock units.

     Listed below are the only persons who, to our knowledge, may be deemed to be a beneficial owner as of March 12, 2007 of more than 5% of the outstanding shares of Common Stock. This information is based on statements filed with the Securities and Exchange Commission (the “SEC”).

	Amount and Nature of		Percent
Name and Address of Beneficial Owner	Beneficial Ownership		of Class (1)
EARNEST Partners, LLC 1180 Peachtree Street NE, Suite 2300 Atlanta, GA 30309	5,549,387	(2)	10.2

Neuberger Berman, Inc. 605 Third Avenue New York, NY 10158	3,191,321	(3)	5.9

FMR Corp. 82 Devonshire Street Boston, MA 02109	2,873,500	(4)	5.3

(1)	The percentages are based on the total number of issued and outstanding shares of Common Stock at March 12, 2007.

(2)	According to a Schedule 13G, dated February 7, 2007, filed with the SEC by EARNEST Partners, LLC, EARNEST Partners, LLC beneficially owned 5,549,387 shares of Common Stock as of December 31, 2006, of which it had sole voting power over 1,474,550 shares, shared voting power over 1,928,366 shares and sole dispositive power over 5,549,387 shares.

(3)	According to a Schedule 13G, dated February 13, 2007, filed with the SEC by Neuberger Berman, Inc., Neuberger Berman, LLC beneficially owned 3,191,321 shares of Common Stock as of December 31, 2006. That filing states that Neuberger Berman, Inc. makes the filings since it owns 100% of Neuberger Berman, LLC and Neuberger Management Inc. That filing also states that of the 3,191,321 shares of Common Stock beneficially owned, Neuberger Berman, LLC had sole voting power over 7,145 shares, shared voting power with Neuberger Berman Management Inc. over 2,352,900 shares and shared dispositive power over 3,191,321 shares. To the extent voting power or dispositive power is shared, the filing indicates it is shared with Neuberger Berman’s mutual fund clients.

(4)	The amount beneficially owned of 2,873,500 shares as shown, is as reported by FMR Corp. (“FMR”) in a Schedule 13G filed on February 14, 2007. Includes 2,306,800 shares beneficially owned by Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR, as a result of its serving as an investment advisor to various investment companies (the “Funds”). Edward C. Johnson III, Chairman of FMR, through its control of Fidelity, and the Funds each has sole power to dispose of the 2,306,800 shares owned by the Funds. Neither FMR nor Edward C. Johnson III has the sole power to vote or direct the voting of the shares owned directly by the Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Also includes 26,600 shares and sole power to vote or to direct the voting of 26,600 shares. Pyramis Global Advisors Trust Company (“PGATC”), 53 State Street, Boston, MA 02109, an indirect wholly-owned subsidiary of FMR and a bank as defined in Section 3(a)(6) of the Securities and Exchange Act of 1934, is the beneficial owner of 540,100 shares as a result of its serving as an investment manager of institutional accounts owning such shares. Edward C. Johnson III and FMR, through its control of PGATC, each has sole dispositive power over 540,100 shares and sole power to vote or to direct the voting of 474,300 shares owned by the institutional accounts managed by PGATC.

Corporate Governance
     During 2006, our Board of Directors held seven meetings of the full Board and 24 meetings of the committees of the Board. Each director attended at least 75% of the aggregate number of meetings of the Board and meetings of the committees of the Board on which he served. In addition, we have a policy that directors are encouraged to attend the annual meeting. Last year, all of the individuals now serving as directors attended our annual meeting except for Mr. Hooker. In 2006, the nonemployee directors met in regularly scheduled executive sessions without management present, and similar sessions are scheduled for 2007. The chairmen of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee chair these executive sessions on a rotating basis. Interested parties may communicate directly with the nonemployee directors by sending a letter to the “Board of Directors (independent members),” c/o Corporate Secretary, Oceaneering International, Inc., 11911 FM 529, Houston, Texas 77041-3011.
     Under rules adopted by the New York Stock Exchange, our Board of Directors must have a majority of independent directors. A director qualifies as independent only if the Board affirmatively determines that the director has no material relationship with us. In evaluating each director’s independence, the Board considered relationships and transactions between each director, his family members and any business, charity or other entity in which the director has an interest, on the one hand, and us and our senior management, on the other hand. As a result of this review, the Board affirmatively determined that all our directors are independent, except for Mr. Huff, who relinquished his position as Chief Executive Officer in May 2006, and Mr. Collins, who is our President and Chief Executive Officer.
     We have three standing committees of our Board of Directors: the Audit Committee; the Compensation Committee; and the Nominating and Corporate Governance Committee. Our Board of Directors has determined that each member of these committees is independent in accordance with the requirements of the New York Stock Exchange. Our Board has also determined that each member of the Audit Committee meets the independence requirements for service on an audit committee that the SEC has established.
The Audit Committee
     The Audit Committee, which is comprised of Messrs. Hooker (Chairman), Hughes and Pappas, held 11 meetings during 2006. The Board of Directors determined that Mr. Hooker is an audit committee financial expert as defined in the applicable rules of the SEC. For information relating to Mr. Hooker’s background, see his biographical information under “Proposal 1 – Election of Directors.” The Audit Committee is appointed by our Board of Directors, on the recommendation of the Nominating and Corporate Governance Committee, to assist the Board in its oversight of:
•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the independence, qualifications and performance of our independent auditors;

•	the performance of our internal audit functions; and

•	the adequacy of our internal control over financial reporting.
     Our management is responsible for our internal controls and preparation of our consolidated financial statements. Our independent auditors are responsible for performing an independent audit of the consolidated financial statements and issuing a report thereon. The Audit Committee is responsible for overseeing the conduct of these activities and, subject to shareholder ratification, appointing our independent auditors. As stated above and in the Audit Committee Charter, the Audit Committee’s responsibility is one of oversight. The Audit Committee is not providing any expert or special assurance as to Oceaneering’s financial statements or any professional certification as to the independent auditor’s work.

     In discharging its duties, the Audit Committee reviews and approves the scope of the annual audit, non-audit services to be performed by the independent auditors and the independent auditors’ audit and non-audit fees; reviews and discusses with management (including the senior internal auditor) and the independent auditors the annual report of management regarding our internal control over financial reporting and the independent auditors’ attestation of that report; recommends to our Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for filing with the SEC; meets independently with our internal auditors, independent auditors and management; reviews the general scope of our accounting, financial reporting, annual audit and internal audit programs and matters relating to internal control systems, as well as the results of the annual audit and interim financial statements, auditor independence issues and the adequacy of the Audit Committee charter; reviews with management and the independent auditors any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding our financial statements or accounting policies; and reviews with management, our General Counsel and the independent auditors, disclosures of insider and affiliate transactions. A copy of the Audit Committee charter is available on the Corporate Governance page of our website (www.oceaneering.com). Any shareholder who so requests may obtain a written copy of the charter from us. The report of the Audit Committee is included in this Proxy Statement under the heading “Report of the Audit Committee.”
The Compensation Committee
     The Compensation Committee, which is comprised of Messrs. Pappas (Chairman) and DesRoche, held ten meetings during 2006. The Compensation Committee is appointed by our Board of Directors to:
•	assist the Board in discharging its responsibilities relating to (1) compensation of our executives, other key employees and nonemployee directors and (2) employee benefit plans and practices; and

•	produce or assist management with the preparation of any reports that may be required from time to time by the rules of the NYSE or the SEC to be included in our proxy statements for our annual meetings of shareholders or annual reports on Form 10-K.
     Specific duties and responsibilities of the Compensation Committee include: general oversight of our executive and key employee compensation plans and benefit programs; reviewing and approving objectives relevant to the compensation of executives and key employees, including administration of annual bonus plans, long-term incentive plans, supplemental executive retirement plan and severance, termination and change-of-control arrangements; approving employment agreements for key executives; reviewing and making recommendations to the Board regarding the director and officer’s indemnification and insurance matters; evaluating the performance of executives and key employees, including our Chief Executive Officer; recommending to the Board the compensation for the Board and committees of the Board; and annually evaluating its performance and its charter.
     Since 2004, the Compensation Committee has engaged Mercer Human Resource Consulting (“Mercer”) to assist the Compensation Committee in its administration of compensation for our executives and other key employees. Mercer assisted the Compensation Committee in the design and particulars of our 2006 long-term incentive program. Mercer performed a market analysis of total direct compensation (the sum of salary, annual incentive bonus, and long-term incentive compensation) and compensation for nonemployee directors among peer group companies and other survey data, see “Compensation Discussion and Analysis – Compensation Philosophy and Objectives” in this Proxy Statement. The Compensation Committee approved the form and amounts of our 2006 long-term incentive program and compensation for our executive officers and other key employees, and recommended to the Board the forms and amounts of compensation for nonemployee directors.
     A copy of the Compensation Committee charter is available on the Corporate Governance page of our website (www.oceaneering.com). Any shareholder who so requests may obtain a written copy of the charter from us. The report of the Compensation Committee is included in this Proxy Statement under the heading “Report of the Compensation Committee.”

The Nominating and Corporate Governance Committee
     The Nominating and Corporate Governance Committee, which is comprised of Messrs. Hughes (Chairman), DesRoche and Hooker, held three meetings during 2006. The Nominating and Corporate Governance Committee is appointed by our Board of Directors to:
•	identify individuals qualified to become directors of Oceaneering;

•	recommend to our Board candidates to fill vacancies on our Board or to stand for election to the Board by our shareholders;

•	recommend to our Board a director to serve as Chairman of the Board;

•	recommend to our Board committee assignments for directors;

•	periodically assess the performance of our Board and its committees; and

•	periodically review and assess the adequacy of our corporate governance policies and procedures.
     The Nominating and Corporate Governance Committee operates under a written charter adopted by our Board of Directors. A copy of this charter and a copy of our Corporate Governance Guidelines are available on the Corporate Governance page of our website (www.oceaneering.com). Any shareholder who so requests may obtain a written copy of each of these documents from us.
     The Nominating and Corporate Governance Committee solicits ideas for potential Board candidates from a number of sources, including members of our Board of Directors and our executive officers. The Committee also has authority to select and compensate a third-party search firm to help identify candidates, if it deems it advisable to do so.
     The Nominating and Corporate Governance Committee also considers nominees recommended by shareholders in accordance with our bylaws. In assessing the qualifications of all prospective nominees to the Board, the Nominating and Corporate Governance Committee will consider, in addition to criteria set forth in our bylaws, each nominee’s personal and professional integrity, experience, skills, ability and willingness to devote the time and effort necessary to be an effective board member, and commitment to acting in the best interests of Oceaneering and its shareholders. Consideration will also be given to the Board’s having an appropriate mix of backgrounds and skills. A shareholder who wishes to recommend a nominee for director should comply with the procedures specified in our bylaws, as well as applicable securities laws and regulations of the New York Stock Exchange. The Nominating and Corporate Governance Committee will consider all candidates identified through the processes described above, whether identified by the Committee or by a shareholder, and will evaluate each of them on the same basis.
     As to each person a shareholder proposes to nominate for election as a director, our bylaws provide that the nomination notice must:
•	include the name, age, business address and principal occupation or employment of that person, the number of shares of Common Stock beneficially owned or owned of record by that person and any other information relating to that person that is required to be disclosed under Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the related SEC rules and regulations; and

•	be accompanied by the written consent of the person to be named in the proxy statement as a nominee and to serve as a director if elected.

     The nomination notice must also include, as to that shareholder and the beneficial owner, if any, of Common Stock on whose behalf the nomination or nominations are being made:
•	the name and address of that shareholder, as they appear on our stock records and the name and address of that beneficial owner;

•	the number of shares of Common Stock which that shareholder and that beneficial owner own beneficially or of record;

•	a description of all arrangements and understandings between that shareholder or that beneficial owner and each proposed nominee of that shareholder and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by that shareholder;

•	a representation by that shareholder that he or she intends to appear in person or by proxy at that meeting to nominate the person(s) named in that nomination notice;

•	a representation as to whether that shareholder or that beneficial owner, if any, intends, or is part of a group, as Rule 13d-5(b) under the Exchange Act uses that term, which intends, (1) to deliver a proxy statement and/or form of proxy to the holders of shares of Common Stock having at least the percentage of the total votes of the holders of all outstanding shares of Common Stock entitled to vote in the election of each proposed nominee of that shareholder which is required to elect that proposed nominee and/or (2) otherwise to solicit proxies in support of the nomination; and

•	any other information relating to that shareholder and that beneficial owner that is required to be disclosed under Section 14 of the Exchange Act and the related SEC rules and regulations.
     To be timely for consideration at our 2008 Annual Meeting, a shareholder’s nomination notice must be received at our principal executive offices, 11911 FM 529, Houston, Texas 77041-3011, addressed to our Corporate Secretary, no earlier than November 6, 2007 and no later than the close of business on January 5, 2008.
Compensation Committee Interlocks and Insider Participation
     No member of the Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serve as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board. None of our executive officers serve as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation Committee.
Code of Ethics
     Our Board of Directors adopted a code of ethics that applies to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Treasurer and Controller, and a code of business conduct and ethics that applies to our officers, directors and employees. Each is available on the Corporate Governance page of our website (www.oceaneering.com). Any shareholder who so requests may obtain a printed copy of these codes from us. Any change in or waiver of these codes of ethics will be disclosed on our website.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our Common Stock to file with the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock. Based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, we believe that all our directors and executive officers complied on a timely basis with all applicable filing requirements under Section 16(a) of the Exchange Act during 2006.

REPORT OF THE AUDIT COMMITTEE
     The Audit Committee of Oceaneering International, Inc.’s Board of Directors is comprised of the three directors named below. Each member of the Audit Committee is an independent director as defined by applicable Securities and Exchange Commission rules and New York Stock Exchange listing standards. The Committee met 11 times during the year ended December 31, 2006. The Committee reviewed with management and Ernst & Young LLP, Oceaneering’s independent registered public accounting firm, the interim financial information included in Oceaneering’s quarterly reports on Form 10-Q for the periods ended March 31, 2006, June 30, 2006 and September 30, 2006, prior to their being filed with the Securities and Exchange Commission. In addition, the Committee reviewed all of Oceaneering’s earnings releases in 2006 with management and Ernst & Young prior to the public release of those earnings releases.
     The Committee reviewed and discussed with management and Ernst & Young Oceaneering’s consolidated financial statements for the year ended December 31, 2006. Members of management represented to the Committee that Oceaneering’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Committee discussed with Ernst & Young matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. The Committee also reviewed and discussed with management and Ernst & Young management’s report and Ernst & Young’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.
     Ernst & Young provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and the Committee discussed with Ernst & Young their independence. The Committee concluded that Ernst & Young’s provision of non-audit services to Oceaneering and its affiliates is compatible with Ernst & Young’s independence.
     Based on the Committee’s discussion with management and the independent auditors and the Committee’s review of the representations of management and the report of the independent auditors, the Committee recommended to Oceaneering’s Board of Directors that Oceaneering’s audited consolidated financial statements as of and for the year ended December 31, 2006 be included in the Form 10-K for the year ended December 31, 2006 filed with the SEC.

Audit Committee
David S. Hooker, Chairman
D. Michael Hughes
Harris J. Pappas

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COMPENSATION DISCUSSION AND ANALYSIS
The following discussion and analysis contains statements regarding future individual and company performance goals and measures. These goals and measures are disclosed in the limited context of Oceaneering’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. Oceaneering specifically cautions investors not to apply these statements to other contexts.
     The following Compensation Discussion and Analysis, or CD&A, provides information regarding the compensation programs in place for our Chief Executive Officers, Chief Financial Officer and three other most highly-compensated executive officers during 2006. Mr. Huff, our Chairman, relinquished his position as Chief Executive Officer in May 2006 and Mr. Collins, who was at the time President and Chief Operating Officer, was then promoted to Chief Executive Officer. We refer to these six individuals in this CD&A as the “Named Executive Officers.” This CD&A includes information regarding, among other things, the objectives of our compensation program, the achievements that the compensation program is designed to reward, the elements of the compensation program (including the reasons why we employ each element and how it determines amounts paid) and how each element fits into our overall compensation objectives.
Compensation Philosophy and Objectives
     Our executive compensation program is designed to attract and retain key executives, motivate them to achieve our short-term and long-term objectives, and reward them for superior performance. We use several different compensation elements in the executive compensation program which are geared to both our short-term and long-term performance. The following principles influence the design and administration of our executive compensation program:
Compensation Should Be Related to Performance
     The Compensation Committee of our Board of Directors (the “Committee”), and our Board of Directors believe that a significant portion of a Named Executive Officer’s compensation should be tied to overall company performance, measured against financial goals and objectives.
     Under the performance-based portions of our compensation arrangements, our basic philosophy is that, in years when performance is better than the objectives established for the relevant performance period, Named Executive Officers should be paid more than the target awards and, when our performance does not meet planned objectives, incentive award payments should be less than such targets, in the absence of unusual circumstances.
Compensation Programs Should Motivate Executives to Remain with Us
     We believe that there is significant value to our shareholders for Named Executive Officers to remain with our company over time. Our business is built significantly by executives who can develop and maintain customer relationships over time. Also, value is built by executives who understand the unique business and technical aspects of our industry. For this reason, a significant element of our historical executive compensation arrangements has been long-term incentive compensation arrangements, with awards that have provided for vesting over several years. In addition, we provide certain of our executive officers with some financial security in the event of a change of control, to promote long-term retention (see – “Change of Control Agreements” below). We also provide for long-term benefits through retirement plans (see – “Post Employment Compensation Programs” below).
Incentive Compensation Should Represent a Significant Part of an Executive’s Total Direct Compensation
     We believe that the portion of a Named Executive Officer’s total compensation that varies with his and our overall performance objectives should increase as the scope and level of the individual’s business responsibilities and role in the organization increase. We believe that more than one-half of the total direct compensation (the sum of salary, annual incentive bonus, and long-term incentive compensation) of the Named Executive Officers should be at risk against short- and long-term performance goals.

Incentive Compensation Should Balance Short-Term and Long-Term Performance
     We strive to maintain an executive compensation program that balances short-term, or annual, results and long-term success. To reinforce the importance of this balancing we regularly provide the Named Executive Officers both annual and long-term incentives. The value for participants in our long-term incentive plans generally increases at higher levels of responsibility, as executives in these leadership roles have the greatest influence on our strategic direction and results over time.
     Beginning in 2006, we adopted our current approach to long-term incentives, in which awards of service-based restricted stock units and performance units are made to our executive officers and other key employees. Assuming restricted stock value based on grant date value established by the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”), and performance units notionally valued at $100 per unit for achievement of performance goals at target level, we believe that the service-based restricted stock units should account for from one-third to one-half of the total annual long-term incentive compensation of the Named Executive Officers and the performance units should account for the balance. We believe that our new program promotes our philosophy of rewarding executives for growing shareholder value over time. Upon vesting, settlement of the restricted stock units will be made in shares of our common stock. Upon vesting, the value of the performance units will be paid in cash.
Compensation Levels Should Be Competitive
     The Committee reviews competitive compensation information to ensure that our total direct compensation is competitive. In making compensation decisions, the Committee assesses each element of base salary, annual bonus incentives and long-term incentive awards against a combination of available information from the most recent proxy statements of a peer-group of 24 publicly traded companies (collectively, the “Compensation Peer Group”) and survey data from the energy and general industry. For 2006, this information was collected for the Committee by a compensation consultant, Mercer Human Resource Consulting (the “Compensation Consultant”), which was retained by the Committee to conduct a review of our total direct compensation program for the Named Executive Officers and other key employees. The sources of the survey data were the 2006 U.S. Energy Compensation Survey and 2006 U.S. Benchmark Database-Executive Survey (collectively, the “Compensation Surveys”) prepared by the Compensation Consultant.
     The Compensation Peer Group was recommended by management and the Compensation Consultant, and approved by the Committee. The companies within the Compensation Peer Group were selected primarily due to their operational focus broadly within the oilfield service industry and our management’s belief that we compete with these companies for talent and for stockholder investment. The companies comprising the Compensation Peer Group are as follows:

BJ Services Company	Grant Prideco, Inc.	Oil States International, Inc.
Bristow Group Inc.	Hanover Compressor Company	Pride International, Inc.
Cameron International Corporation	Helix Energy Solutions Group, Inc.	Rowan Companies, Inc.
Diamond Offshore Drilling, Inc.	Hydril Company	Smith International Inc.
ENSCO International Incorporated	Key Energy Services, Inc.	Superior Energy Services, Inc.
FMC Technologies, Inc.	McDermott International, Inc.	Tidewater Inc.
Global Industries, Ltd.	National Oilwell Varco, Inc.	Transocean Inc.
GlobalSantaFe Corporation	Noble Corporation	Weatherford International Ltd.
The Role of the Compensation Committee
     The Committee has the primary authority to establish compensation for the Named Executive Officers and other key employees and administers all our executive compensation plans and agreements. The Committee annually reviews corporate goals and objectives and sets the compensation levels for Named Executive Officers based on the Committee’s evaluation. Our Chief Executive Officer assists the Committee by providing annual recommendations regarding the compensation of the Named Executive Officers and other key employees, excluding himself. The Committee can exercise its discretion in modifying or accepting these recommendations. For additional information regarding the role and responsibility of the Committee, see “Proposal 1 – Election of Directors – The Compensation Committee” above.

2006 Executive Compensation Components
     For 2006, the primary components of our total direct compensation program for Named Executive Officers were:
•	base salary;

•	annual incentive award paid in cash; and

•	long-term incentive programs comprised of restricted stock units and performance units.
Base Salary
     The Committee considers adjustments to base salaries for Named Executive Officers regularly, based on the executive’s position, responsibilities, experience, performance and competitive market data. Salary levels are considered annually in November, for changes to be effective the first day of the following year, as well as upon a promotion or other change in job responsibility. Each year, our Chief Executive Officer presents to the Committee his evaluation of each other Named Executive Officer, which includes a review of contributions and performance over the past year. Base salaries are approximately at the market median identified by our Compensation Consultant from a blend of compensation data for the Compensation Peer Group (weighted 50%) and from the Compensation Surveys (each of the two surveys weighted 25%). The “Market Median” for each component of executive compensation in this CD&A means the amount identified by the Compensation Consultant using this blend of compensation data for the component. In May 2006, and in connection with Mr. Collins’ promotion to Chief Executive Officer and Mr. McEvoy’s promotion to Executive Vice President, and the Committee’s strategy to pay at approximately the Market Median, the Committee approved a salary increase of 33% for Mr. Collins and, as recommended by Mr. Collins, a salary increase of 10% for Mr. McEvoy. Additionally, in November 2006, consistent with its strategy, the Committee approved a salary increase of 10% for Mr. Collins and as recommended by Mr. Collins, a salary increase of 10% for Mr. McEvoy and salary increases ranging from 7% to 12% for the other Named Executive Officers, excluding Mr. Huff.
Annual Incentive Awards Paid in Cash
     In March of each year, the Committee approves a performance-based annual cash bonus award program under a shareholder approved Incentive Plan for the persons listed as named executive officers in the summary compensation table of our proxy statement for that year. These cash bonus award opportunities are based on a comparison of our net income for the year to target net income for that year, and are intended to provide a performance-based cash payment opportunity at approximately the Market Median. For each other participating employee in the program, the cash bonuses are based upon the level of achievement of a combination of our net income, financial and non-financial goals of our applicable profit center for that employee and individual goals. For each participant, the maximum award achievable is a percentage of the participant’s annual salary as of March 1st of the year of the program. In March of each year, the Committee also approves the final bonus amounts under the cash bonus award program for the previous year.
     In March 2006, the Committee approved bonuses under our 2005 cash bonus award program. In March 2006, the Committee approved a cash bonus award program for 2006. For the named executive officers in the proxy statement for the year of the program, bonuses were determined by a comparison of our net income in calendar year 2006 to target net income for that year. The maximum cash pay-out for each Named Executive Officer is a specified percentage of that executive’s base salary as of March 1, 2006.
     The target amount for our net income in 2006 was $85.3 million, an amount 36% higher than the net income we achieved in 2005 and equated to the top end of our then-published earnings per share guidance range for 2006. Under the program, attainment of the target amount would result in a payout of 90% of the maximum amount payable to the Named Executive Officer. For any award in the program to be payable, more than 70% of the target net income for 2006 must be achieved. The Named Executive Officers in the program for 2006 and their respective maximum payouts as a percentage of base salary are: Messrs. Huff and Collins — 125% and Messrs. McEvoy, Migura and Haubenreich — 100%. Mr. Gardner was designated an executive officer of Oceaneering in November 2006, and he participated in this program as a profit center executive at maximum bonus level of 80% of his base salary.

     The following table notes the percentage of maximum payout to a named executive officer under the program for the percentage of target net income achieved. The Committee has the discretion to award an amount less than that calculated.
     In March 2007, the Committee approved bonuses under the 2006 Cash Bonus Award Program. Due to our achieving a record level of net income in 2006, which was in excess of the performance goal for 2006, the Committee awarded the maximum bonuses payable to the Named Executive Officers under the program. The Committee also approved additional merit bonuses to the current Named Executive Officers in the program based on Oceaneering’s performance (the third consecutive year of record net income, almost twice the amount of net income achieved in 2005, on a 28% growth in revenue), the outstanding contributions to Oceaneering’s performance by these officers, and with respect to Mr. Collins and Mr. McEvoy, the additional responsibilities they assumed as a result of their promotions in May 2006 to Chief Executive Officer and Executive Vice President, respectively.
     Awards made to the Named Executive Officers for performance in 2006 are reflected in the “Bonus” and “Non-Equity Incentive Plan Compensation” columns of the “Summary Compensation Table” below.
Long-Term Incentive Compensation
     Historically, we granted stock options annually and restricted stock or stock unit awards every three years to our executive officers and other key employees. In February 2006, the Committee decided that, in light of the new expense recognition requirements established by SFAS 123R, to refrain from using stock options as an employee compensation element for our executive officers and other employees for the foreseeable future and to instead use annual grants of service-based restricted stock unit awards and performance unit awards. Accordingly, no stock options were awarded in 2006. In prior years when we were using awards of stock options as an element of employee compensation, the option exercise price for each of those options was set at an amount equal to the fair market value of a share of our Common Stock as of the date of the grant. In the case of approximately 95% of the total awards made to all employees in the last ten years, including all awards made to our executive officers, the date of the grant was the date the Committee took the formal action to approve the option award. The remaining awards were granted to employees who were not executive officers by action of our Chief Executive Officer or President, as authorized by the Committee and the Incentive Plan pursuant to which the stock options awards were granted, in circumstances of a new hire, promotion, retention, and the date of grant for those awards was the date authorized by our Chief Executive Officer or President (as evidenced by the applicable option award agreement).

     In deciding upon a methodology for determining changes to our long-term incentive program, we defined the following objectives:
•	deliver value substantially equivalent to the prior plan and competitive economic value;

•	reduce annual share utilization;

•	preserve the alignment of the executive’s financial and shareholding interest with those of our shareholders, generally;

•	attract and retain executives and other key employees; and

•	focus management attention on specific performance measures that have a strong correlation with the creation of shareholder value.
     In order to achieve these objectives, the Committee decided that the conceptual long-term incentive program to deliver value would be through two vehicles, restricted stock unit awards and performance unit awards. The Committee expects to consider such awards in February of each year that have a long-term incentive award value opportunity approximately at the Market Median. Such awards to new employees or in connection with other events such as promotions will be considered at the next scheduled Committee meeting after the hire date or after the event occasioning the consideration of the award.
     In February 2006, service-based restricted stock unit awards and performance units, each comprising an estimated 36% and 64%, respectively, of the estimated grant date total long-term incentive value were awarded to the Named Executive Officers. These restricted stock units are scheduled to vest in full on the third anniversary of the award date, subject to earlier vesting if the employee meets certain age or age and years of service requirements; the termination or constructive termination of an employee’s employment in connection with a change of control of Oceaneering or due to death or disability. Each restricted stock unit represents the equivalent of one share of our common stock. Upon vesting, settlement of the restricted stock units will be made in shares of our common stock. The grant date value of restricted stock units awarded to Named Executive Officers is reflected in the “Grant Date Fair Value of Stock and Stock Option Awards” column of the “Grants of Plan-Based Awards” table below.
     The performance units awarded in February 2006 are scheduled to vest in full on the third anniversary of the award date, subject to similar early vesting terms as are applicable to the restricted stock units. The Committee has approved specific financial goals and measures based on cumulative cash flow from operations (as defined) and a comparison of return on invested capital and cost of capital for the three-year period January 1, 2006 through December 31, 2008 to be used as the basis for the final value of the performance units. The measures were selected because of our belief that they have a strong correlation with the creation of shareholder value. The amount of cumulative cash flow from operations during this three-year performance period necessary to achieve the target level goal for this measure is $675 million. This amount was selected because it is three times the annual cash flow from operations expected to be achieved in 2006, which exceeded the record amount achieved in 2005. The amounts to be achieved by Oceaneering to reach the threshold and maximum are $50 million less and more, respectively, than the target level amount. Oceaneering’s return on invested capital must exceed its cost of capital over this three-year performance period by 15% for the target level goal to be achieved for this performance measure. For the threshold level to be achieved, the return on invested capital must equal the cost of capital and for the maximum level to be achieved it must be 30% in excess of the cost of capital. The final value of each performance unit may range from $0 to $125 with the threshold, target and maximum levels of achievement of goals valued at $75, $100 and $125 respectively. If the calculated unit value exceeds $100, the Committee retains discretion to reduce such value to any amount above or equal to $100. Upon vesting, the value of the performance units will be payable in cash.

     The determination of the final value of each performance unit is based on the application of the following grid (with interpolation between the specified levels):

	UNIT VALUES
Cumulative Cash Flow	Maximum	$62.50	$100.00	$112.50	$125.00
	Target	$50.00	$87.50	$100.00	$112.50
	Threshold	$37.50	$75.00	$87.50	$100.00
	Below	$0.00	$37.50	$50.00	$62.50
	Threshold
		Below	Threshold	Target	Maximum
		Threshold
Return on Invested Capital/Cost of Capital
     The estimated future payout of the performance unit awards to Named Executive Officers if each of the performance measures is achieved at the threshold, target or maximum level is reflected in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column of the “Grants of Plan-Based Awards” table below.
     For 2006, approximately 61% of the total direct compensation of Mr. Collins, our Chief Executive Officer, was at risk against short- and long-term performance goals and approximately 55-60% was at risk for all other Named Executive Officers.
Post-Employment Compensation Programs
Retirement Plans
     We maintain a 401(k) Plan and a Supplemental Executive Retirement Plan (“SERP”). All of our employees who meet the eligibility requirements may participate in our 401(k) plan. The Named Executive Officers have elected not to participate in our 401(k) plan. Participation in our SERP includes Named Executive Officers and other key employees selected for participation by the Committee. Our SERP was established to provide a benefit to our executives and other key employees in excess of Internal Revenue Code limits for our 401(k) plan and to attract and motivate participants to remain with us. We credit a participant’s notional account with a percentage determined by the Committee of each of the participant’s base salary, subject to vesting. A participant may elect to defer a portion of base salary and annual bonus for accrual pursuant to our SERP. Amounts accrued under our SERP are adjusted for earnings and losses as if they were invested in one or more investment vehicles selected by the participant from those designated as alternatives by the Committee. A participant’s interest in the plan is generally distributable upon termination. The percentage of base salary credited for Named Executive Officers in 2006 was: Mr. Huff – 60%; Mr. Collins – 50%; Mr. McEvoy – 40% through May 2006 and 50% thereafter; Messrs. Migura and Haubenreich – 40% each; and Mr. Gardner – 20%. Please see the “Non-Qualified Deferred Compensation” table and accompanying narrative for further information about our SERP and contributions to the Named Executive Officer’s accounts.
Service Agreement with Mr. Huff
The Previously Existing Service Agreement
     In November 2001, we entered into a Service Agreement (the “Service Agreement”) with Mr. Huff, who was then serving as our Chairman of the Board and Chief Executive Officer. The Service Agreement replaced Mr. Huff’s prior employment agreement. As did the prior employment agreement, the Service Agreement provided medical coverage on an after-tax basis to Mr. Huff, his spouse and children during his employment with us and thereafter for their lives. The Service Agreement provides for a specific employment period (which, as subsequently amended, extended through December 30, 2006), followed by a specific service period ending no later than August 15, 2011 (the “Post-Employment Service Period”), during which time Mr. Huff, acting as an independent contractor, will serve as nonexecutive Chairman of our Board of Directors if the Board requests that he serve in such capacity.

     During the employment period under the Service Agreement, Mr. Huff’s compensation consisted of an annual base salary, contributions by us into our SERP, an annual bonus and an aggregate long-term incentive opportunity no less than that existing at the commencement of the Service Agreement, as subsequently increased, and certain perquisites and administrative assistance. The Service Agreement provided that, if his employment was terminated during his employment period by us for reasons other than cause (as defined), by Mr. Huff for good reason (as defined) or by reason of Mr. Huff’s death or disability:
•	Mr. Huff (or his estate) would have been entitled to receive a termination package consisting of: (1) an amount equaling his highest rate of annual base salary during his employment with us multiplied by the sum of ten and the number of years then remaining in the unexpired portion of his employment period; (2) an amount equal to the value of the maximum award he would have been eligible to receive under the then-current fiscal year bonus plan; and (3) an amount equal to the maximum percentage of his annual base salary contributed by us for him in our SERP for the then-current year multiplied by his highest annual rate of base salary;

•	all of Mr. Huff’s then outstanding stock options would immediately vest and become exercisable, or he would have been entitled to elect to be paid an amount equal to the spread between the exercise price and the higher market value for the shares of our common stock underlying those options;

•	Mr. Huff’s benefits under all compensation plans, including restricted stock and stock unit agreements, would have become payable to him as if all contingencies for payment and maximum level of performance had been met;

•	Mr. Huff would have received benefits under all other plans he participated in for three years; and

•	Mr. Huff would have been entitled to receive certain perquisites and administrative assistance for ten years from the date of any such termination.
     The Service Agreement provided that, following the completion of Mr. Huff’s employment period, we could request that he serve as Chairman of the Board during the Post-Employment Service Period, and if he refused to serve and we were fulfilling our obligations under the Service Agreement, no salary or benefits not previously vested as of the time of his refusal would have been payable to him under the Service Agreement. If Mr. Huff was not requested to serve as Chairman of the Board or if he did serve as Chairman of the Board for any portion of the Post-Employment Service Period and his service as Chairman of the Board thereafter terminated at any time and for any reason (other than his refusal to serve during the Post-Employment Service Period), including by reason of his death or disability, or our failure to fulfill our obligations under the Service Agreement, he will have been entitled to receive the termination package described above, except that an amount equal to the highest annual rate of base salary earned during the employment period ($800,000 per year) will have been paid to him over ten years (rather than in a lump sum); provided that, in the event of his subsequent death or a subsequent change of control (as defined below under — “Change of Control Agreements”), the aggregate amount of all such payments would have been accelerated and become immediately payable. During the Post-Employment Service Period, for so long as Mr. Huff was serving as Chairman of the Board, his annual rate of cash compensation would have been equal to 50% of his highest annual base salary during the employment period (or $400,000 per year). In addition, throughout that period, Mr. Huff would have continued to receive certain perquisites and administrative assistance, and he would have continued to participate in plans he participated in during 2006; however, he would not have been eligible for subsequent grants or contributions made under any such plan after that date.
The Amendment and Restatement
     In 2006, the Committee determined that it would approve timely modifications to the Service Agreement to address changes in the tax law and anticipated additional guidance from the Internal Revenue Service regarding “nonqualified deferred compensation arrangements” under Section 409A of the Internal Revenue Code. In the absence of appropriate modifications, the impact of these tax law changes could have resulted in a 20% additional tax payable by Mr. Huff, at least some of which would have been recoverable by Mr. Huff from us under tax reimbursement provisions of the Service Agreement. On December 21, 2006, acting pursuant to a recommendation of the Committee, our Board of Directors approved an amendment and restatement of the Service Agreement (the “Amended Service Agreement”). Although the principal purpose for entering into the Amended Service Agreement was to address issues arising under Section 409A of the Internal Revenue Code, the Amended Service Agreement also clarified or resolved other issues that existed under the Service Agreement.

     The Amended Service Agreement, among other things, provides for:
•	the commencement of the Post-Employment Service Period on December 31, 2006;

•	a $6.4 million lump-sum cash buyout of Mr. Huff’s entitlement to perquisites and administrative assistance for ten years from the termination of the Post-Employment Service Period, with the lump-sum amount being payable in 2007 and being equal to a negotiated net present value of those items;

•	annual payments of $765,000 in 2007, $540,000 in 2008, $540,000 in 2009 and $540,000 in 2010, in each case as long as Mr. Huff is then continuing to serve as our Chairman of the Board, in lieu of the perquisites to which Mr. Huff would have been entitled during the Post-Employment Service Period;

•	a tax-protection clause, to ensure that Mr. Huff will not be adversely impacted by taxes under Section 409A of the Internal Revenue Code in the event the amendments effected pursuant to the Amended Service Agreement (including those described above) are insufficient to ensure that the arrangements with Mr. Huff do not constitute “nonqualified deferred compensation arrangements,” provided that Mr. Huff must agree to changes in the Amended Service Agreement and his separate Change of Control Agreement to satisfy the requirements of the applicable provisions of Section 409A and applicable Treasury Regulations yet to be finalized, unless such changes would cause more than insubstantial harm to him;

•	the continuation of long-term incentive plan awards to Mr. Huff in 2007 and 2008 at a level equal to the awards granted to our Chief Executive Officer, to: (1) partially compensate Mr. Huff for the understanding that he will provide services in addition to those normally provided by a chairman of the board (“Additional Services”), with those Additional Services to be as mutually agreed but to initially involve assistance with strategic initiatives and business expansion efforts; and (2) place Mr. Huff in the equivalent position as if a three-year award had been granted in 2005, as would have been anticipated based on the practice in effect in 2001;

•	the eligibility of Mr. Huff to receive long-term incentive plan awards after 2008, provided that, for any year that Mr. Huff receives a long-term incentive award in excess of awards applicable to our other nonemployee directors, Mr. Huff will not receive an additional long-term incentive award equal to the award granted to our other nonemployee directors for that year;

•	the entitlement for Mr. Huff to receive, after 2007 and 2008, the same pay as our other nonemployee directors during the period that Mr. Huff continues to serve as one of our directors, (in addition to the $400,000 amount per year for up to five years if Mr. Huff continues to serve as Chairman of the Board during the Post-Employment Service Period), to provide compensation for the post-2008 portion of the Post-Employment Service Period for the understanding that Mr. Huff will provide Additional Services; and

•	in the event of his disability, the provision of the same acceleration of payment of the benefits payable to him for the ten years following the Post-Employment Service Period as would be available in the event of his death or a change of control (a lump-sum, undiscounted payment).
     As part of its actions on December 21, 2006, our Board of Directors also formally requested that Mr. Huff begin the Post-Employment Service Period by continuing to serve as Chairman of the Board, and Mr. Huff has done so.
     Also as part of the negotiated arrangements relating to Mr. Huff’s retirement benefits, the Committee authorized and approved our establishment of an irrevocable grantor trust, commonly known as a “rabbi trust,” to provide Mr. Huff greater assurance that we will set aside an adequate source of funds to fund the payment of the post-retirement benefits under the Amended Service Agreement, including the medical coverage benefits payable to Mr. Huff, his spouse and their children for their lives. In connection with establishment of the rabbi trust, we contributed to the trust a life insurance policy on the life of Mr. Huff which we had previously obtained and we agreed to continue to pay the premiums due on that policy. When the life insurance policy matures, the proceeds of the policy will become assets of the trust. If the value of trust assets exceeds $4 million, as adjusted by the consumer price index, at any time after January 1, 2012, the excess may be paid to us. However, because the trust is irrevocable, the assets of the trust are generally not otherwise available to fund our future operations until the trust terminates, which is not expected to occur during the lives of Mr. Huff, his spouse or his children. Furthermore, no tax deduction will be available for our contributions to the trust; however, we may benefit from future tax deductions for benefits actually paid from the trust (although benefit payments from the trust are not expected to occur in the near term, because we expect to make direct payments of those benefits for the foreseeable future).
     We have no employment or service agreements with any of our other Named Executive Officers.
Change of Control Agreements
     In November 2001, we entered into Change of Control Agreements (each, a “Change of Control Agreement”) with Mr. Huff, who was then serving as our Chairman of the Board and Chief Executive Officer, and Messrs. Collins, McEvoy, Migura, and Haubenreich, each of whom are Named Executive Officers, replacing each of their respective prior senior executive severance agreements and, in the case of Mr. Huff, also replacing his prior supplemental senior executive severance agreement. We believe the benefits provided by the Change of Control Agreements help promote long-term retention by providing some financial security to these Named Executive Officers against the risk of loss of employment which could result following a change of control of our company. The Change of Control Agreements entitle the individual to receive a severance package, described below, in the event of the occurrence of both a change of control and a termination of the executive’s employment by us without cause or by the executive for good reason (as defined below) during a period of time beginning a year prior to the occurrence or, in some cases, the contemplation by the Board of a change in control (the “Effective Date”) and ending two years following the Effective Date. While Mr. Huff is nonexecutive Chairman of the Board, a termination of his service for any reason other than his refusal to serve as nonexecutive Chairman of the Board would also entitle Mr. Huff to the severance package under his Change of Control Agreement. For purposes of the Change of Control Agreements and the Amended Service Agreement, a change of control is defined as occurring if:
•	any person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of our securities representing 20% or more of the combined voting power of our outstanding voting securities, other than through the purchase of voting securities directly from a private placement by us;

•	the current members of our Board, or subsequent members approved by at least two-thirds of the current members, no longer comprise a majority of our Board;

•	our company is merged or consolidated with another corporation or entity, and our shareholders own less than 60% of the outstanding voting securities of the surviving or resulting corporation or entity;

•	a tender offer or exchange offer is made and consummated by a person other than us for the ownership of 20% or more of our voting securities; or

•	there has been a disposition of all or substantially all of our assets.
     As defined in the Change of Control Agreement, good reason for Messrs. Collins, McEvoy, Migura and Haubenreich to terminate includes:
•	any adverse change in status, title, duties or responsibilities;

•	any reduction in annual base salary, SERP contribution level by us, annual bonus opportunity or aggregate long-term compensation, all as subsequently may be increased;

•	any relocation;

•	the failure of a successor to assume the Change of Control Agreement;

•	any prohibition by us against the individual engaging in outside activities permitted by the Change of Control Agreement;

•	any purported termination by us that does not comply with the terms of the Change of Control Agreement; or

•	any default by us in the performance of our obligations under the Change of Control Agreement.
     The severance package provided for in each such executive’s Change of Control Agreement consists of an amount equal to three times the sum of:
•	the executive’s highest annual rate of base salary during the then-current year or any of the three years preceding the year of termination;

•	an amount equal to the maximum award the executive is eligible to receive under the then-current fiscal year bonus plan; and

•	an amount equal to the maximum percentage of the executive’s annual base salary contributed by us for him in our SERP for the then-current year multiplied by the executive’s highest annual rate of base salary.
     A minimum aggregate amount payable for these items is stated in each such executive’s agreement, which amount was calculated using the year-end December 31, 2001 amounts for each component. This calculated minimum amount for Mr. Huff is applicable for any termination occurring during his service as nonexecutive Chairman of the Board.
     The severance package also would provide that, for each applicable individual:
•	all outstanding stock options immediately vest and become exercisable or the individual may elect to be paid an amount equal to the spread between the exercise price and the higher market value for the shares of our common stock underlying those options;

•	the benefits under all compensation plans, including restricted stock agreements and restricted stock unit agreements, will be paid as if all contingencies for payment and maximum levels of performance have been met; and

•	the applicable individual will receive benefits under all other plans he then participates in for three years.
     Any payment of the Change of Control severance package to Mr. Huff would not reduce any benefits or compensation due Mr. Huff under the Amended Service Agreement; provided, however, that the above-mentioned benefits regarding stock options, benefits under compensation plans and other benefits payable for three years are not provided under the Change of Control Agreement to Mr. Huff to the extent they are duplicative of benefits provided to him under the Amended Service Agreement.
     The Change of Control Agreements and Mr. Huff’s Amended Service Agreement provide that if any payments made thereunder would cause the recipient to be liable for an excise tax because the payment is a “parachute payment” (as defined in the Internal Revenue Code), then we will pay the individual an additional amount to make the individual whole with respect to that tax liability.
Perquisites
     We provide our executive officers with perquisites and other benefits that we believe are reasonable and consistent with our overall compensation program to enable us to attract and retain employees for key positions. We agreed to provide Mr. Huff with perquisites and administrative assistance pursuant to a Service Agreement with him entered into in November 2001. For reasons stated earlier in this CD&A, in December 2006 we agreed a negotiated cash settlement to be paid to Mr. Huff in 2007 in lieu of our obligation to provide post-service-period perquisites and administrative assistance that would have been required pursuant to the Service Agreement.
     The Committee periodically reviews the levels of perquisites and other personal benefits provided to our executive officers. The perquisites provided to the Named Executive Officers in 2006 and our incremental cost to provide those perquisites are set forth in the “All Other Compensation” column of the “Summary Compensation Table” below and the related footnotes to that table.

Tax Deductibility of Pay
     Section 162(m) Internal Revenue Code generally disallows a deduction to public companies to the extent of excess annual compensation over $1 million paid to certain executive officers, except for qualified performance-based compensation. Our 2006 annual cash bonus program and 2006 performance unit program are intended to qualify as performance-based compensation under Section 162(m). Our general policy where consistent with business objectives, is to preserve the deductibility of compensation and to executive officers. We may authorize forms of compensation that might not be deductible if we believe they are in the best interests of Oceaneering and its shareholders. Our 2006 service-based restricted stock unit awards are not considered performance-based under Section 162(m) and, accordingly, are subject to the $1 million limit on deductibility. All or a portion of the value, when vested, of these restricted stock unit awards may not be deductible. We had no nondeductible compensation paid to executive officers in 2006 and do not anticipate any in 2007.
Compliance with Internal Revenue Code Section 409A
     Section 409A of the Internal Revenue Code, which was enacted in 2004 and generally effective in 2005, can impose significant additional taxes on the recipient of “nonqualified deferred compensation” arrangements that do not meet specified requirements regarding both form and operation. Some of the arrangements between Oceaneering and its executive officers and other employees provide or might be considered to provide nonqualified deferred compensation. The Committee believes that changes to some of these arrangements will be appropriate, so that our employees will not be subject to the additional Section 409A taxes. The Committee has already adjusted some of our compensation arrangements to comply with Section 409A and anticipates that it will take further action in 2007, in accordance with guidance recently issued by the Internal Revenue Service, to amend arrangements to comply with Section 409A. These adjustments may include changing the timing and form of payments to be made under nonqualified deferred compensation arrangements. The arrangements that are likely to be changed include outstanding restricted stock, restricted stock unit and performance unit awards, the Supplemental Executive Retirement Plan and Change of Control Agreements.
Report of the Compensation Committee
     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with the management of Oceaneering International, Inc., and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors of Oceaneering that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee
Harris J. Pappas, Chairman
Jerold J. DesRoche
COMPENSATION OF EXECUTIVE OFFICERS
     The following table summarizes compensation of Mr. Huff, our Chairman who also served as our Chief Executive Officer until May 12, 2006, Mr. Collins, our current Chief Executive Officer, our Chief Financial Officer, and our three most highly compensated executive officers other than our Chief Executive Officer and Chief Financial Officer for the year ended December 31, 2006. In June 2006, we effected a two-for-one stock split in the form of a stock dividend. The share amounts, option exercise prices and other share-based data included in this Proxy Statement reflect that stock split.

Summary Compensation Table

							Change in
							Pension Value
							and
						Non-Equity	Nonqualified
				Stock	Option	Incentive Plan	Deferred	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Compensation	Compensation
Position	Year	($)	($)(1)	($)(2)	($)	($)(3)	Earnings ($)	($)(4)(5)	Total ($)
John R. Huff Chairman of the Board	2006	800,000	—	2,053,464	—	1,000,000	—	8,780,593	12,634,057

T. Jay Collins President & Chief Executive Officer	2006	457,000	281,000	1,434,336	—	469,000	—	1,440,295	4,081,631

M. Kevin McEvoy Executive Vice President	2006	310,000	60,000	700,395	—	290,000	—	744,238	2,104,633

Marvin J. Migura Senior Vice President & Chief Financial Officer	2006	281,000	44,000	648,708	—	281,000	—	691,389	1,946,097

George R. Haubenreich, Jr. Senior Vice President, General Counsel & Secretary	2006	275,000	35,000	648,708	—	275,000	—	686,671	1,920,379

Philip D. Gardner Senior Vice President – Subsea Products	2006	215,000	—	284,697	—	100,000	—	203,081	802,778

(1)	The amounts represent merit bonuses awarded to the indicated Named Executive Officers in addition to the bonuses awarded under the 2006 Cash Bonus Award Program which are reflected in the “Non-Equity Incentive Plan Compensation” column of this table. For further information, see “Compensation Discussion and Analysis – Annual Incentive Awards Paid in Cash” above.

(2)	The amounts represent the compensation cost recognized by us in 2006 related to stock options, restricted stock and restricted stock unit awards made prior to 2006 and restricted stock unit awards made in 2006. The compensation cost is comprised of the following:

	Awards Prior to 2006		Awards in 2006
		Restricted Stock and	Restricted Stock Units
Name	Stock Options ($)	Stock Units ($)	($)	Total ($)
John R. Huff	23,375	1,539,599	490,490	2,053,464
T. Jay Collins	14,025	1,152,771	267,540	1,434,336
M. Kevin McEvoy	9,350	576,385	114,660	700,395
Marvin J. Migura	9,350	538,075	101,283	648,708
George R. Haubenreich, Jr.	9,350	538,075	101,283	648,708
Philip D. Gardner	9,133	208,679	66,885	284,697
For a discussion of valuation assumptions see Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006. Excluded from these amounts is the cost we recognized in 2006 for tax-assistance payments made in 2006 to Named Executive Officers associated with restricted stock and restricted stock units awarded prior to 2006, because the actual tax-assistance payments made in 2006 for such awards are reported in the “All Other Compensation” column of this table.

(3)	The amounts reflect cash awards to the Named Executive Officers pursuant to our 2006 Cash Bonus Award Program, see “Compensation Discussion and Analysis – Annual Incentive Awards Paid in Cash” above.

(4)	The amounts shown for each attributable perquisite or benefit does not exceed the greater of $25,000 or 10% of the total amount of perquisites received by any Named Executive Officer except as quantified for a Named Executive Officer in the footnotes below.

(5)	The amounts shown in “All Other Compensation” column are attributable to the following:
•	Mr. Huff: $480,000 for our 2006 contribution to his notional SERP account; $6,400,000 lump-sum cash buyout of his entitlement to perquisites and administrative assistance for ten years from the termination of his service as our Chairman for reasons other than refusal to serve; $1,803,768 for tax gross-up payments associated with vesting of restricted stock and stock units in 2006; gift for retirement as Chief Executive Officer valued at $12,818; perquisites and other personal benefits totaling $84,007 comprised of: provision of excess liability insurance; tax advice and tax return preparation assistance ($49,363); club membership; theater and sporting event tickets; medical cost reimbursement for supplemental medical insurance plan; personal use of company-provided automobile; and personal use of company-owned fishing camp.

•	Mr. Collins: $229,167 for our 2006 contribution to his notional SERP account; $1,186,039 for tax gross-up payments associated with vestings of restricted stock and stock units in 2006; perquisites and other personal benefits totaling $25,089 comprised of provision of excess liability insurance; tax advice and tax return preparation; club membership; sporting event tickets; medical cost reimbursements for supplemental medical insurance plan; and personal use of company-provided automobile.

•	Mr. McEvoy: $142,667 for our 2006 contribution to his notional SERP account; $593,020 for tax gross-up payments associated with vestings of restricted stock and stock units in 2006; perquisites and other personal benefits totaling $8,551 comprised of provision of excess liability insurance; club membership; sporting event tickets; medical cost reimbursements for supplemental medical insurance plan; and personal use of company-provided automobile.

•	Mr. Migura: $112,320 for our 2006 contribution to his notional SERP account; $563,369 for tax gross-up payments associated with vestings of restricted stock and stock units in 2006; perquisites and other personal benefits totaling $15,700 comprised of provision of excess liability insurance; club membership; sporting event tickets; and medical cost reimbursements for supplemental medical insurance plan.

•	Mr. Haubenreich: $110,000 for our 2006 contribution to his notional SERP account; $563,369 in tax gross-up payments associated with vestings of restricted stock and stock units in 2006; perquisites and other personal benefits totaling $13,302 comprised of excess liability insurance; club membership; sporting event tickets; and medical cost reimbursements for supplemental medical insurance plan.

•	Mr. Gardner: $43,000 for our 2006 contribution to his notional SERP account; $158,139 in tax gross-up payments associated with vestings of restricted stock and stock units in 2006; perquisites and other personal benefits totaling $1,942 comprised of excess liability insurance.

     The following table provides information about the equity and non-equity awards to the Named Executive Officers under our 2005 Incentive Plan during the year ended December 31, 2006.
Grants of Plan-Based Awards

								All Other	All Other		Grant
								Stock	Option	Exercise	Date Fair
		Estimated Future Payouts Under			Estimated Future Payouts			Awards:	Awards:	or Base	Value of
		Non-Equity Incentive Plan Awards(1)			Under Equity Incentive Plan Awards			Number of	Number of	Price of	Stock and
								Shares of	Securities	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	Underlying	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	Units (#)(2)	Options (#)	($/Sh)	($)(3)
John R. Huff	2/2/06	1,050,000	1,400,000	1,750,000	—	—	—	28,000	—	—	802,620
T. Jay Collins	2/2/06	1,050,000	1,400,000	1,750,000	—	—	—	28,000	—	—	802,620
M. Kevin McEvoy	2/2/06	450,000	600,000	750,000	—	—	—	12,000	—	—	343,980
Marvin J. Migura	2/2/06	397,000	530,000	662,500	—	—	—	10,600	—	—	303,849
George R. Haubenreich, Jr.	2/2/06	397,000	530,000	662,500	—	—	—	10,600	—	—	303,849
Philip D. Gardner	2/2/06	262,500	350,000	437,500	—	—	—	7,000	—	—	200,655

(1)	These columns show the potential value of the payout for each Named Executive Officer under the performance units awarded in 2006 if the threshold, target or maximum goals are satisfied for each of the performance measures. The potential payouts are performance-driven and therefore completely at risk. For a description of the awards, including business measurements for the three-year performance period and the performance goals for determining the payout see “Compensation Discussion and Analysis – Long-Term Incentive Compensation” above.

(2)	The amounts reflect the number of restricted stock units awarded in 2006 to the Named Executive Officers. For a description of the awards see “Compensation Discussion and Analysis – Long-Term Incentive Compensation” above.

(3)	The amounts reflect the full grant date value of restricted stock units under SFAS 123R awarded in 2006 to the Named Executive Officers. For a discussion of valuation assumptions, see Note 8 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2006. For a description of the awards, see “Compensation Discussion and Analysis – Long-Term Incentive Compensation” above.

     The following table provides information on the current holdings of stock options and unvested restricted stock units for each of the Named Executive Officers as of December 31, 2006.
Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
			Equity					Equity	Equity
			Incentive					Incentive Plan	Incentive Plan
			Plan				Market	Awards:	Awards:
			Awards:			Number	Value of	Number of	Market or
	Number of	Number of	Number of			of Shares	Shares or	Unearned	Payout Value of
	Securities	Securities	Securities			or Units	Units of	Shares, Units	Unearned
	Underlying	Underlying	Underlying			of Stock	Stock That	or Other	Shares, Units or
	Unexercised	Unexercised	Unexercised	Option	Option	That Have	Have Not	Rights That	Other Rights
	Options (#)	Options(#)	Unearned	Exercise	Expiration	Not Vested	Vested	Have Not	That Have Not
Name	Exercisable	Unexercisable	Options (#)	Price ($)	Date	(#) (1)	($)(2)	Vested (#)	Vested ($)
John R. Huff	25,000	—	—	18.64	12/26/09	172,000	6,828,400	—	—
T. Jay Collins	—	—	—	—	—	136,000	5,399,200	—	—
M. Kevin McEvoy	—	—	—	—	—	66,000	2,620,200	—	—
Marvin J. Migura	—	—	—	—	—	61,000	2,421,700	—	—
George R. Haubenreich, Jr.	—	—	—	—	—	61,000	2,421,700	—	—
Philip D. Gardner	15,000	5,000	—	14.58	3/25/09	29,400	1,167,180	—	—
	7,500	—	—	18.64	12/26/09	—	—	—	—

(1)	Reflects unvested restricted stock units pursuant to the 2002 and 2006 Restricted Stock Unit Agreements for the Named Executive Officers. The vesting schedule for these restricted stock units is as follows:

						2006
					2002 Agreement	Agreement
	2002 Agreement (# of Units)				Total	(# of Units)	Total
Name	7/6/07	7/4/08	7/3/09	7/2/10	(# of Units)	2/2/09	(# of Units)
John R. Huff	48,000	48,000	32,000	16,000	144,000	28,000	172,000
T. Jay Collins	36,000	36,000	24,000	12,000	108,000	28,000	136,000
M. Kevin McEvoy	18,000	18,000	12,000	6,000	54,000	12,000	66,000
Marvin J. Migura	16,800	16,800	11,200	5,600	50,400	10,600	61,000
George R. Haubenreich, Jr.	16,800	16,800	11,200	5,600	50,400	10,600	61,000
Philip D. Gardner	6,400	6,400	6,400	3,200	22,400	7,000	29,400

(2)	Market value of unvested restricted stock units assumes a price of $39.70 per share of our Common Stock as of December 29, 2006 (the last trading date for 2006 on the NYSE). The estimated value of the tax-assistance payment that would be provided pursuant to the 2002 Restricted Stock Unit Agreement for the market value of these restricted stock units is as follows:

- Mr. Huff	$3,279,156
- Mr. Collins	$2,459,367
- Mr. McEvoy	$1,229,684
- Mr. Migura	$1,147,705
- Mr. Haubenreich	$1,147,705
- Mr. Gardner	$510,091

     The following table provides information for the Named Executive Officers on (1) stock option exercises during 2006, including the number of shares acquired upon exercise and the value realized, and (2) the number of shares acquired upon vesting of stock awards in the form of restricted stock and restricted stock unit awards and the value realized.
Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized on
Name	Acquired on Exercise (#)	on Exercise ($)(1)	Acquired on Vesting (#)	Vesting ($)(2)
John R. Huff	25,000	800,125	73,000	3,144,840
T. Jay Collins	30,000	777,675	48,000	2,067,840
M. Kevin McEvoy	40,000	740,625	24,000	1,033,920
Marvin J. Migura	20,000	519,800	22,800	982,224
George R. Haubenreich, Jr.	20,000	519,800	22,800	982,224
Philip D. Gardner	—	—	6,400	275,712

(1)	The value realized is before payment of any applicable withholding taxes and broker commissions.

(2)	The amount reflects the value realized for restricted stock vested pursuant to our 1999 Restricted Stock Program and restricted stock units vested pursuant to our 2002 Restricted Stock Unit Program. Pursuant to these programs, a tax-assistance payment was provided in the following amounts: Mr. Huff — $1,803,768; Mr. Collins — $1,186,039; Mr. McEvoy - $593,020; Mr. Migura — $563,369; Mr. Haubenreich — $563,369; and Mr. Gardner — $158,139. The amount of these tax-assistance payments is included for each Named Executive Officer in the amount shown in the “All Other Compensation” column of the “Summary Compensation Table” above.
     We do not provide a Pension Benefits Table because we have no qualified pension plan or other plan that would be reportable under the SEC’s rules applicable to Pension Benefits Tables.
Nonqualified Deferred Compensation
     Our SERP is an unfunded, defined contribution plan for selected executives and key employees of Oceaneering, including the Named Executive Officers. Pursuant to our SERP, U.S. participants, including the Named Executive Officers, may defer up to 85% of their base salaries and 90% of their annual cash bonus amounts. We credit a participant’s notional account with a determined percentage of the participant’s base salary, subject to vesting. Benefits under our SERP are based on the participant’s vested portion of his or her notional account balance at the time of termination of employment, or, for Mr. Huff, pursuant to his Amended Service Agreement, as of June 29, 2007. A participant vests in our credited amounts at the rate of 33% each year, subject to accelerated vesting upon the soonest to occur of (1) the date the participant has completed ten years of participation, (2) the date that the sum of the participant’s age and years of participation equals 65, (3) the date of termination of employment by reason of death or disability, and (4) within two years following a change of control. Messrs. Huff, Collins, McEvoy, Migura and Haubenreich are fully vested in their SERP accounts. All participants are fully vested in deferred base salary and bonus.
     The table below shows the investment options available to all participants and the annual rate of return for each investment for the year ended December 31, 2006, as reported by the administrator of our SERP.

	Rate of		Rate of
Name of Fund	Return (%)	Name of Fund	Return (%)
AllianceBernstein International Value	25.69	BlackRock Equity Index	15.52
BlackRock Small-Cap Index	17.79	Capital Guardian Diversified Research	11.97
Capital Guardian Equity	8.65	Clearbridge Large-Cap Value	17.58
Columbia Technology	9.34	Goldman Sachs Concentrated Growth	10.02
Janus Growth LT	9.72	Lazard Mid-Cap Value	14.97
Oppenheimer Multi-Strategy	11.68	Oppenheimer Main Street Core	15.18
PIMCO Managed Bond	4.81	PIMCO Inflation Managed	0.52
Pacific Life Money Market	4.69	Pacific Life High Yield Bond	9.42
Van Kampen Real Estate	38.06

     The following table provides information on our non-qualified deferred compensation plan. Amounts shown are entirely attributable to our SERP.

	Executive	Registrant		Aggregate
	Contributions	Contributions in	Aggregate Earnings	Withdrawals/	Aggregate Balance
Name	in 2006 ($)	2006 ($)(1)	in 2006 ($)(2)	Distributions ($)	at 12/31/06 ($)(3)
John R. Huff	900,000	480,000	104,258	—	8,217,904
T. Jay Collins	387,000	229,167	50,065	—	2,367,726
M. Kevin McEvoy	—	142,667	11,489	—	1,104,976
Marvin J. Migura	238,000	112,320	38,703	—	2,185,991
George. R. Haubenreich, Jr.	60,000	110,000	27,924	—	1,718,380
Philip D. Gardner	48,600	43,000	8,147	—	209,477

(1)	Amounts reflect the credited contributions we made to the account of the Named Executive Officer in 2006. All of the contributions shown are included in the “All Other Compensation” column of the “Summary Compensation Table” above.

(2)	Amounts shown reflect hypothetical accrued gains on contributions by the Named Executive Officer and us during 2006 on notional investments designed to track the performance of the funds selected by the Named Executive Officers as follows:

	Aggregate Earnings in 2006
	Executive	Company
Name	Contributions ($)	Contributions ($)	Total ($)
John R. Huff	70,774	33,484	104,258
T. Jay Collins	31,366	18,699	50,065
M. Kevin McEvoy	—	11,489	11,489
Marvin J. Migura	27,217	11,486	38,703
George R. Haubenreich, Jr.	9,856	18,068	27,924
Philip D. Gardner	4,018	4,129	8,147
(3)	Amounts reflect the accumulated account values (including gains and losses) of contributions by the Named Executive Officers and us as of December 31, 2006 as follows:

	Aggregate Balance at 12/31/06
	Executive	Company
Name	Contributions ($)	Contributions ($)	Total ($)
John R. Huff	3,912,162	4,305,742	8,217,904
T. Jay Collins	521,314	1,846,412	2,367,726
M. Kevin McEvoy	48,511	1,056,465	1,104,976
Marvin J. Migura	1,064,989	1,121,002	2,185,991
George R. Haubenreich, Jr.	541,052	1,177,328	1,718,380
Philip D. Gardner	63,557	145,920	209,477

Potential Payments on Termination or Change of Control
     As described in the “Compensation Discussion and Analysis” above, Messrs. Huff, Collins, McEvoy, Migura and Haubenreich have Change of Control Agreements. Upon a change of control of Oceaneering, each of them may be subject to certain excise taxes pursuant to Section 4999 of the Internal Revenue Code. We have agreed to reimburse those Named Executive Officers for all such excise taxes that may be imposed and any income taxes and excise taxes that may become payable as a result of the reimbursement. Based on the amounts shown in the “Change of Control” column in the following tables, none of the Named Executive Officers would be subject to an excise tax liability. However, whether an excise tax liability will arise in the future will depend on the facts and circumstances in existence at the time a change of control payment becomes payable. All of the outstanding long-term incentive agreements of the Named Executive Officers have provisions for settlement in the event of death or disability and certain of those agreements have provisions for settlement in the event of a change of control. As described in the “Compensation Discussion and Analysis” above, the Amended Service Agreement with Mr. Huff provides for payments upon his termination as our Chairman for reasons other than his refusal to serve as Chairman. No other Named Executive Officer has an employment or service agreement.
     Assuming a December 31, 2006 termination date and, where applicable, using the closing price of our Common Stock of $39.70 as reported by the New York Stock Exchange on December 29, 2006 (the last day of trading on the New York Stock Exchange in 2006), the tables below show potential payments to each of the Named Executive Officers in the existing contracts, agreements, plans or arrangements, whether written or unwritten in the event of a termination of such executive’s employment, or in the case of Mr. Huff, termination of his service as our nonexecutive Chairman for the various scenarios described. As used in the agreements referenced in the table below, the term “Change of Control” has the same meaning as the Change of Control agreements define that term. For a summary of that definition, see “Compensation Discussion and Analysis – Change of Control Agreements” above. The table for Mr. Huff does not describe all continuing payments that would be payable following a termination and does not reflect that, as described under the heading “Compensation Discussion and Analysis – Service Agreement with Mr. Huff – the Amendment and Restatement,” there are continuing medical benefits that extend for the lives of Mr. Huff, his spouse and his children. These tables do not reflect additional amounts that would also be payable to the other Named Executive Officers pursuant to benefits or awards in which they are already vested.
John R. Huff

			Death, Disability, and Termination
	Refusal to		as Chairman for any reason,
	serve as		including Change in Control, other	Additional Amount for
Payments upon termination	Chairman		than refusal to serve	Change in Control ($)
Severance Payments	$0	(1)	$8,000,000 (2)	$4,650,000 (5)
Restricted Stock Units (unvested & accelerated)	$0	(1)	$10,107,556 (3)	—
Performance Units (unvested & accelerated)	$0	(1)	$1,750,000 (4)	—

TOTALS	$0		$19,857,556	$4,650,000

T. Jay Collins

	Voluntary or
	involuntary
Payments upon termination	termination	Death and Disability		Change in Control
Severance Payments	$0	$0		$3,656,250	(6)
Benefit Plan Participation	$0	$0		$84,770	(7)
Restricted Stock Units (unvested & accelerated)	$0	$7,858,567	(8)	$1,111,600	(9)
Performance Units (unvested & accelerated)	$0	$0	(10)	$1,400,000	(11)

TOTALS	$0	$7,858,567		$6,252,620

M. Kevin McEvoy

	Voluntary or
	involuntary
Payments upon termination	termination	Death and Disability		Change in Control
Severance Payments	$0	$0		$2,310,000	(6)
Benefit Plan Participation	$0	$0		$104,014	(7)
Restricted Stock Units (unvested & accelerated)	$0	$3,849,884	(8)	$476,400	(9)
Performance Units (unvested & accelerated)	$0	$0	(10)	$600,000	(11)

TOTALS	$0	$3,849,884		$3,490,414

Marvin J. Migura

	Voluntary or
	involuntary
Payments upon termination	termination	Death and Disability		Change in Control
Severance Payments	$0	$0		$2,021,760	(6)
Benefit Plan Participation	$0	$0		$113,345	(7)
Restricted Stock Units (unvested & accelerated)	$0	$3,569,405	(8)	$420,820	(9)
Performance Units (unvested & accelerated)	$0	$0	(10)	$530,000	(11)

TOTALS	$0	$3,569,405		$3,085,925

George R. Haubenreich, Jr.

	Voluntary or
	involuntary
Payments upon termination	termination	Death and Disability		Change in Control
Severance Payments	$0	$0		$1,980,000	(6)
Benefit Plan Participation	$0	$0		$103,973	(7)
Restricted Stock Units (unvested & accelerated)	$0	$3,569,465	(8)	$420,820	(9)
Performance Units (unvested & accelerated)	$0	$0	(10)	$530,000	(11)

TOTALS	$0	$3,569,465		$3,034,793

Philip D. Gardner

	Voluntary or
	involuntary
Payments upon termination	termination	Death and Disability		Change in Control
Severance Payments	$0	$0		$0
Restricted Stock Units (unvested & accelerated)	$0	$1,677,271	(12)	$1,677,271	(12)
Performance Units (unvested & accelerated)	$0	$0	(10)	$350,000	(13)
SERP (unvested & accelerated)	$0	$81,285	(14)	$81,285	(14)

TOTALS	$0	$1,758,556		$2,108,556

(1)	If Mr. Huff refuses to serve as our Chairman for any reason other than that we have failed to fulfill our obligations under his Amended Service Agreement, he would receive no severance payment and would forfeit all unvested restricted stock units and performance units that we have awarded to him.

(2)	Amount reflects $800,000 per year for ten years payable in advance for a total payment of $8,000,000 pursuant to the Amended Service Agreement. In the event of Mr. Huff’s death, disability or a change in control, all unpaid amounts would be accelerated and become payable in a non-discounted lump-sum payment.

(3)	Amount reflects: a) the value of shares of Common Stock that would be delivered for each outstanding restricted stock unit pursuant to Mr. Huff’s Amended Service Agreement, his 2002 and 2006 Restricted Stock Unit Agreements and, if applicable, his Change of Control Agreement; and b) the value of the tax-assistance payment that would be provided pursuant to his Amended Service Agreement, his 2002 Restricted Stock Unit Agreement and, if applicable, his Change of Control Agreement.

(4)	Amount reflects cash payment for outstanding performance units under the 2006 Performance Unit Agreement at the maximum goal level of $125 per unit pursuant to the Amended Service Agreement.

(5)	Amount reflects the severance payment of $4,650,000 that would become payable pursuant to Mr. Huff’s Change of Control Agreement and Amended Service Agreement.

(6)	Amount reflects an amount equaling three times the sum of: a) his highest annual rate of base salary for the prior three years; b) the maximum award he is eligible to receive under the annual cash bonus program for the current year; and c) maximum percentage of base salary contribution level by us for him in our SERP for the current year multiplied by his highest annual rate of base salary in effect during the current year or any of the prior three years that is payable pursuant to the executive’s Change of Control Agreement.

(7)	Amount reflects the estimated value of the benefit to the executive to receive the same level of medical, life insurance, and disability benefits for a period of three years after termination that is payable pursuant to the executive’s Change of Control Agreement.

(8)	Amount reflects: (a) the value of shares of Common Stock that would be delivered for each outstanding restricted stock unit pursuant to the executive’s 2002 and 2006 Restricted Stock Unit Agreements and Change of Control Agreement; and (b) the value of the tax-assistance payment that would be provided pursuant to the executive’s 2002 Restricted Stock Unit Agreement and Change of Control Agreement.

(9)	Amount reflects the value of shares of Common Stock that would be delivered for each outstanding restricted stock unit pursuant to the executive’s 2006 Restricted Stock Unit Agreement and Change of Control Agreement.

(10)	Upon death or disability, the performance units awarded pursuant to the 2006 Performance Unit Agreement would vest; however, the amount payable, if any, will not be known until the completion of the three-year performance period (January 1, 2006 – December 31, 2009), at which time the performance will be measured. For information about goals and measures and amounts payable, see “Compensation Discussion and Analysis – Long-Term Incentive Compensation” above.

(11)	Amount reflects cash payment for outstanding performance units at the target goal level of $100 per unit pursuant to the executive’s 2006 Performance Unit Agreement and Change of Control Agreement.

(12)	Amount reflects: (a) the value of shares of Common Stock that would be delivered for each outstanding restricted stock unit pursuant to the executive’s 2002 and 2006 Restricted Stock Unit Agreements; and (b) the value of the tax-assistance payment that would be provided pursuant to the executive’s 2002 Restricted Stock Unit Agreement.

(13)	Amount reflects cash payment for outstanding performance units at the target level of $100 per unit pursuant to the executive’s 2006 Performance Unit Agreement.

(14)	Amount for Mr. Gardner reflects unvested accrued amount in our SERP. Accrued amounts in our SERP for all other Named Executive Officers are fully vested at December 31, 2006.

Director Compensation
     During 2006, we paid our nonemployee directors, on a quarterly basis, an annual retainer of $30,000 with an additional annual retainer of $10,000 to the Chairman of the Audit Committee and an additional annual retainer of $8,000 to the Chairmen of the Compensation Committee and the Nominating and Corporate Governance Committee. Effective January 1, 2007, we increased the annual retainer for nonemployee directors to $40,000 and increased the annual retainer for the Chairman of the Audit Committee to $15,000. We pay our nonemployee directors $1,000 for each Board meeting attended, $1,000 for each committee meeting attended (if the meeting is on a day other than the date of the Board meeting) and a fee of $125 per hour, up to a maximum of $1,000 per day, for any other services directly related to activities of the Board or a Committee of the Board. Mr. Huff relinquished his position as Chief Executive Officer in May 2006, and remained an employee until December 30, 2006. Mr. Huff did not receive board and meeting fees in 2006, nor will he receive such fees in either 2007 or 2008, pursuant to the terms of his Amended Service Agreement. For a description of Mr. Huff’s compensation as a nonemployee director, see “Compensation Discussion and Analysis – Service Agreement with Mr. Huff” above.
     Besides payment of annual retainers and meeting fees, our nonemployee directors may also participate in our basic medical plans. Nonemployee directors may elect to participate in our health care plan without payment of any monthly premium and participate in a supplemental medical plan at no cost to the director. We pay the Medicare premium for Mr. Hughes. All directors are provided a group personal excess liability insurance policy at no cost to the directors and they are reimbursed for their travel and other expenses involved in attendance at Board and committee meetings and activities.
     In 2006, nonemployee directors participated in our shareholder-approved 2005 Incentive Plan. Under this plan in 2006, our nonemployee directors, Messrs. DesRoche, Hooker, Hughes and Pappas, were each awarded 8,000 restricted stock units. The restricted stock awards are scheduled to vest in full on the first anniversary of the award date, subject to (1) earlier vesting on a change of control or the termination of the director’s service due to death, and (2) such other terms as are set forth in the award agreement.
     The table below summarizes the compensation we paid to our nonemployee directors during the year ended December 31, 2006.
Director Compensation Table

				Non-Equity	Change in Pension
				Incentive Plan	Value and	All Other
	Fees Earned or	Stock	Option	Compensation	Nonqualified Deferred	Compensation
Name	Paid in Cash ($)(1)	Awards ($)(2)	Awards ($)	($)	Compensation Earnings	($)		Total ($)
Jerold J. DesRoche	51,000	210,210	—	—	—	—	(3)	261,210
D. Michael Hughes	59,000	210,210	—	—	—	15,497	(4)	284,707
David S. Hooker	59,000	210,210	—	—	—	—	(3)	269,210
Harris J. Pappas	57,000	210,210	—	—	—	—	(3)	267,210

(1)	Amounts shown are entirely attributable to fees for attendance at meetings of the Board and committees of the Board, and annual retainers as described in “Director Compensation” above.

(2)	The amounts represent the compensation costs recognized by us in 2006 related to the restricted stock award to nonemployee directors computed in accordance with SFAS 123R. The grant date fair market value of these awards computed in accordance with SFAS 123R is $229,320 for each nonemployee director. For a discussion of valuation assumptions, see Note 8 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2006. The aggregate number of shares for each nonemployee director outstanding is 8,000. The aggregate number of shares subject to outstanding stock options for each nonemployee director is: Mr. DesRoche – 40,000; Mr. Hughes – 64,000; Mr. Hooker – 80,000; and Mr. Pappas – 80,000.

(3)	Less than $10,000.

(4)	Amount consists of annual premium for basic health care provided by us, Medicare premium paid by us, medical costs reimbursed for a supplemental medical insurance plan and provision of excess liability insurance.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     We review any transaction in which Oceaneering, a subsidiary of Oceaneering, and our directors, executive officers or their immediate family members (“Related Party”) or any nominee for director or a holder of more than 5% of any class of our voting security are a participant and the amount of the transaction exceeds $120,000 (“Related Party Transaction”). Our General Counsel is primarily responsible for the development and implementation of processes and controls to obtain information from directors and officers with respect to a related party transaction, including information provided to management in the annual director and officer questionnaires. Company management is responsible for determining whether a transaction meets the requirements of a Related Party Transaction requiring review under the policy, including whether or not the Related Person has a beneficial interest.
     Except as set forth in this Proxy Statement, no director or executive officer of Oceaneering or nominee for election as a director of Oceaneering, or holder of more than 5% of the outstanding shares of Common Stock, and no member of the immediate family of any such director, nominee, officer or security holder, to our knowledge, had any material interest in any transaction during the year ended December 31, 2006, or in any currently proposed transaction, to which Oceaneering or any subsidiary of Oceaneering was or is a party in which the amount involved exceeds $120,000.
     No director or executive officer of Oceaneering who has served in such capacity since January 1, 2006 or any associate of any such director or officer, to the knowledge of the executive officers of Oceaneering, has any material interest in any matter proposed to be acted on at the 2007 Annual Meeting of Shareholders, other than as described in this Proxy Statement.

PROPOSAL 2
Ratification of Appointment of Independent Auditors
     Subject to ratification by the shareholders, the Audit Committee of the Board of Directors has appointed Ernst & Young LLP, independent certified public accountants, as independent auditors of Oceaneering for the year ending December 31, 2007. Representatives of Ernst & Young LLP will be present at the meeting, will be given the opportunity to make a statement if they so desire and will be available to respond to appropriate questions of any shareholders.
     In accordance with our bylaws, the approval of the proposal to ratify the appointment of Ernst & Young LLP as independent auditors of Oceaneering for the year ending December 31, 2007 requires the affirmative vote of a majority of the shares of Common Stock voted on this proposal at the meeting. Accordingly, abstentions and broker “non-votes” marked on proxy cards will not be included in the tabulation of votes cast on this proposal.
     The persons named in the accompanying proxy intend to vote such proxy in favor of the ratification of the appointment of Ernst & Young LLP as independent auditors of Oceaneering for the year ending December 31, 2007, unless a contrary choice is set forth thereon or unless an abstention or broker “non-vote” is indicated thereon.
     The following table shows the fees incurred by Oceaneering for the audit and other services provided by Ernst & Young LLP for 2006 and 2005.

Fees Incurred by Oceaneering for Ernst & Young LLP	2006	2005
Audit Fees (1)	$2,232,000	$1,960,000
Audit-Related Fees (2)	132,000	136,000
Tax Fees (3)	86,000	33,000
All Other Fees (4)	10,000	4,000

Total	$2,460,000	$2,133,000

(1)	Audit Fees represent fees for professional services provided in connection with; (a) the audit of our financial statements for the years indicated and the reviews of our financial statements included in our Forms 10-Q during those years; and (b) audit services provided in connection with other statutory or regulatory filings.

(2)	Audit-Related Fees consisted of accounting, consultations, employee benefit plan audits, services related to due diligence for business transactions, and statutory and regulatory compliance.

(3)	Tax Fees consisted of tax compliance and consultation fees.

(4)	All Other Fees consisted of a subscription to Ernst & Young LLP’s informational on-line service and special purpose foreign regulatory certifications.
     The Audit Committee has concluded that Ernst & Young LLP’s provision of services that were not related to the audit of our financial statements in 2006 was compatible with maintaining that firm’s independence from us.
     The Audit Committee has established a policy that requires pre-approval of the audit and non-audit services performed by our independent auditors. Unless a service proposed to be provided by the independent auditors has been pre-approved by the Audit Committee under its pre-approval policies and procedures, it will require specific pre-approval of the engagement terms by the Audit Committee. Under the policy, pre-approved service categories are generally provided for up to 12 months and must be detailed as to the particular services provided and sufficiently specific and objective so that no judgments by management are required to determine whether a specific service falls within the scope of what has been pre-approved. In connection with any pre-approval of services, the independent auditors are required to provide detailed back-up documentation concerning the specific services to be provided. The Audit Committee does not delegate to management any of its responsibilities to pre-approve services performed by our independent auditors.
     None of the services related to the Audit-Related Fees, Tax Fees or All Other Fees described above were approved by the Audit Committee pursuant to the waiver of pre-approval provisions set forth in applicable rules of the SEC.

     The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve audit-related and non-audit-related services not prohibited by law to be performed by Ernst & Young LLP, provided that the Chairman is required to report any decisions to pre-approve such audit-related or non-audit-related services and fees to the full Audit Committee at its next regular meeting.
SHAREHOLDER PROPOSALS
     Any shareholder who wishes to have a qualified proposal considered for inclusion in our proxy statement for our 2008 Annual Meeting of Shareholders must send notice of the proposal to our Corporate Secretary at our principal executive offices, 11911 FM 529, Houston, Texas 77041-3011, so that such notice is received no later than November 24, 2007. If you submit such a proposal, you must provide your name, address, the number of shares of Common Stock held of record or beneficially, the date or dates on which you acquired those shares and documentary support for any claim of beneficial ownership.
     In addition, any shareholder who intends to submit a proposal for consideration at our 2008 Annual Meeting of Shareholders, regardless of whether the proposal is submitted for inclusion in our proxy statement for that meeting, or who intends to submit nominees for election as directors at that meeting, must notify our Corporate Secretary. Under our bylaws, such notice must:
•	be received at our executive offices no earlier than November 6, 2007 and no later than close of business on January 5, 2008; and

•	satisfy requirements that our bylaws specify.
     A copy of the pertinent bylaw provisions can be obtained from our Corporate Secretary on written request.
     We received no shareholder proposals and no shareholder director nominations for the 2007 Annual Meeting of Shareholders.
TRANSACTION OF OTHER BUSINESS
     Should any other matter requiring the vote of shareholders arise at the meeting, it is intended that proxies will be voted for or against that matter in accordance with the judgment of the person or persons voting the proxies.
     Please return your proxy as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the 2007 Annual Meeting of Shareholders, no business can be transacted. Therefore, please be sure to date and sign your proxy exactly as your name appears on your stock certificate and return it in the enclosed postage-paid return envelope, or vote by telephone or over the Internet by following the instructions included in this package. Please act promptly to ensure that you will be represented at the meeting.
     WE WILL PROVIDE WITHOUT CHARGE ON THE WRITTEN REQUEST OF ANY PERSON SOLICITED HEREBY A COPY OF OUR ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED DECEMBER 31, 2006. WRITTEN REQUESTS SHOULD BE MAILED TO GEORGE R. HAUBENREICH, JR., CORPORATE SECRETARY, OCEANEERING INTERNATIONAL, INC., P. O. BOX 40494, HOUSTON, TEXAS 77240-0494.

By Order of the Board of Directors,

George R. Haubenreich, Jr.
Senior Vice President, General Counsel and Secretary
March 23, 2007

Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:00 p.m., Central Time, on May 3, 2007.

Vote by Internet
• Log on to the Internet and go to
www.investorvote.com
• Follow the steps outlined on the secured website.

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:
	For	Withhold				For	Withhold
01 - David S. Hooker	[ ]	[ ]	02 - Harris J. Pappas			[ ]	[ ]

2. Proposal to ratify the appointment of Ernst & Young LLP as independent auditors for the year ending December 31, 2007			For [ ]	Against [ ]	Abstain [ ]

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof, including procedural and other matters relating to the conduct of the meeting.
B  Non-Voting Items
Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership named by authorized person. The undersigned hereby revokes all previous proxies relating to the shares of common stock covered hereby and confirms that all proxies names herein may do by virtue hereof.

Date (mm/dd/yyyy) – Please print date below	Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box

Proxy – Oceaneering International

Notice of 2007 Annual Meeting of Shareholders
Proxy Solicited by Board of Directors for Annual Meeting
T. Jay Collins and George R. Haubenreich, Jr., with full power of substitution and resubstitution, are hereby appointed proxies to vote all the shares of common stock of the undersigned in Oceaneering International, Inc., held of record by the undersigned on March 12, 2007, at the Annual Meeting of Shareholders to be held on May 4, 2007 in the Atrium of Oceaneering’s corporate offices at 11911 FM 529, Houston, Texas 77041-3011, and at any adjournment or postponement thereof.
The undersigned acknowledges receipt of Oceaneering’s annual report for the year ended December 31, 2006 and the Notice of the 2007 Annual Meeting of Shareholders and related Proxy Statement.
This proxy, when properly executed, will be voted as directed. If no direction is made, this Proxy will be voted FOR Proposals 1 and 2. Management recommends that you vote FOR authority on Proposals 1 and 2.
You are encouraged to specify your choices by marking the appropriate boxes on the reverse side. The proxies cannot vote your shares unless you sign and return this card or vote by telephone or Internet as described below before the Annual Meeting.
Voting by telephone or Internet eliminates the need to return this proxy card. Your vote authorizes the proxies named on the reverse side to vote your shares to the same extent as if you had marked, signed, dated and returned the proxy card. Before voting, read the proxy statement and voting instructions form. Follow the steps listed on the reverse side. Your vote will be immediately confirmed and posted. Thank you for voting.
(Items to be voted appear on reverse side.)